Exhibit 99.1

VCA Antech, Inc. Reports First Quarter 2008 Results and Reaffirms its Financial Guidance for 2008

  First quarter revenue increased 16.1% to $307.8 million
  First quarter gross profit increased 9.4% to $83.0 million
  First quarter diluted earnings per share increased 9.1% to $0.36

LOS ANGELES--(BUSINESS WIRE)--VCA Antech, Inc. (NASDAQ: WOOF), a leading animal healthcare company in the United States, today reported financial results for the first quarter ended March 31, 2008, as follows: revenue increased 16.1% to a first quarter record of $307.8 million; gross profit increased 9.4% to $83.0 million; operating income increased 10.5% to $60.0 million; net income increased 10.2% to $31.2 million; and diluted earnings per share increased 9.1% to $0.36.

Bob Antin, Chairman and CEO, stated, “I am pleased with our company’s performance in the first quarter of 2008. Faced with a challenging economic environment and the unusually high internal revenue growth experienced in the prior year, we delivered strong operating results through our continued focus on controlling costs. We continued our very successful acquisition program, acquiring 21 animal hospitals in the first quarter with annual revenues of over $45.0 million.

“Laboratory revenue in the first quarter increased 4.3% to $76.7 million driven primarily by internal revenue growth of 4.1%. Although our laboratory gross margin declined modestly to 48.7% in 2008 compared to 48.9% in the prior year, our operating margin remained constant at 42.2%.

“Animal hospital revenue in the first quarter increased 20.8% to $226.1 million driven by acquisitions, including Healthy Pet Corp. acquired on June 1, 2007, and same-store revenue growth of 1.9%. Our same-store animal hospital gross margin decreased slightly to 19.0% compared to 19.1% in the prior year. Consolidated animal hospital gross margin decreased to 18.2% in 2008 compared to 19.0% in 2007 due to lower margins at acquired hospitals. With the improved leverage on our selling, general and administrative costs, our operating margin decreased only slightly to 15.9% compared to 16.0% in the prior year.”

2008 Financial Guidance

We reaffirm our 2008 financial guidance as follows:

  Revenue from $1.30 billion to $1.33 billion
  Diluted earnings per common share from $1.55 to $1.60

Conference Call

We will discuss our company’s first quarter 2008 financial results during a conference call today, April 23, 2008, at 4:30 p.m. Eastern Time. You can access a live broadcast of the call by visiting our website at http://investor.vcaantech.com. You can also access the call via telephone by dialing (877) 591-4949. Interested parties should call at least 10 minutes prior to the start of the call to register.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may and likely will differ materially from the guidance provided in this release. Among the important factors that could cause actual results to differ are: a material adverse change in our financial condition or operations; the impact of adverse trends in the general economy on the rate of our laboratory internal revenue growth and animal hospital same-store revenue growth; the level of direct costs and our ability to maintain revenue at a level necessary to maintain expected operating margins; the level of selling, general and administrative costs; the effects of our recent acquisitions and our ability to effectively manage our growth and achieve operating synergies; a decline in demand for some of our products and services; any disruption in our information technology systems or transportation networks; the effects of competition; any impairment in the carrying value of our goodwill and other intangible assets; changes in prevailing interest rates; our ability to service our debt; and general economic conditions. These and other risk factors are discussed in our Report on Form 10-K for the year ended December 31, 2007, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

We own, operate and manage the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country, and we supply diagnostic imaging equipment to the veterinary industry.

VCA Antech, Inc.
Consolidated Income Statements
(Unaudited - In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2008	2007
Revenue:
Laboratory	$76,729	$73,597
Animal hospital	226,100	187,171
Medical technology	13,849	11,172
Intercompany	(8,846)	(6,795)
	307,832	265,145

Direct costs	224,801	189,225

Gross profit:
Laboratory	37,342	36,002
Animal hospital	41,137	35,580
Medical technology	4,913	4,311
Intercompany	(361)	27
	83,031	75,920

Selling, general and administrative expense:
Laboratory	4,951	4,967
Animal hospital	5,478	5,560
Medical technology	3,434	2,935
Corporate	9,315	8,011
	23,178	21,473

Write-down and (gain) loss on sale of assets	(184)	122

Operating income	60,037	54,325

Interest expense, net	7,615	5,773
Other expense	177	55
Minority interest	957	846
Income before provision for income taxes	51,288	47,651
Provision for income taxes	20,086	19,338
Net income	$31,202	$28,313

Diluted earnings per share	$0.36	$0.33

Shares used for computing diluted earnings per share	85,865	85,649

VCA Antech, Inc.
Consolidated Balance Sheets
(Unaudited - In thousands)

	March 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$86,244	$110,866
Trade accounts receivable, net	48,445	42,650
Inventory	25,100	25,517
Prepaid expenses and other	15,246	15,307
Deferred income taxes	14,659	14,402
Prepaid income taxes	-	8,160
Total current assets	189,694	216,902
Property and equipment, net	220,879	214,020
Other assets:
Goodwill	866,096	821,967
Other intangible assets, net	24,548	22,373
Deferred financing costs, net	1,421	1,537
Other	24,937	9,912
Total assets	$1,327,575	$1,286,711

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term obligations	$7,794	$7,886
Accounts payable	29,998	28,092
Accrued payroll and related liabilities	32,712	38,341
Income taxes payable	8,673	-
Other accrued liabilities	49,073	42,074
Total current liabilities	128,250	116,393
Long-term obligations, less current portion	550,411	552,294
Deferred income taxes	27,871	28,197
Other liabilities	10,709	11,236
Minority interest	12,015	10,207
Stockholders' equity:
Common stock	84	84
Additional paid-in capital	297,673	296,037
Retained earnings	306,800	275,598
Accumulated other comprehensive loss	(6,238)	(3,335)
Total stockholders' equity	598,319	568,384
Total liabilities and stockholders' equity	$1,327,575	$1,286,711

VCA Antech, Inc.
Consolidated Statements of Cash Flows
(Unaudited - In thousands)

	Three Months Ended
	March 31,
	2008	2007
Cash flows from operating activities:
Net income	$31,202	$28,313
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,263	5,931
Amortization of debt costs	116	61
Provision for uncollectible accounts	820	1,425
Write-down and (gain) loss on sale of assets	(184)	122
Share-based compensation	1,309	1,217
Minority interest in income of subsidiaries	957	846
Distributions to minority interest partners	(760)	(645)
Deferred income taxes	2,329	1,159
Excess tax benefit from exercise of stock options	(133)	(922)
Other	86	(142)
Changes in operating assets and liabilities:
Accounts receivable	(6,463)	(6,040)
Inventory, prepaid expenses and other assets	(2,351)	(398)
Accounts payable and other accrued liabilities	2,767	(2,279)
Accrued payroll and related liabilities	(5,629)	(2,270)
Income taxes	16,946	17,637
Net cash provided by operating activities	48,275	44,015
Cash flows from investing activities:
Business acquisitions, net of cash acquired	(47,826)	(32,203)
Real estate acquired in connection with business acquisitions	(3,612)	(7,929)
Property and equipment additions	(9,463)	(11,875)
Proceeds from sale of assets	1,747	1,564
Other	(12,124)	110
Net cash used in investing activities	(71,278)	(50,333)
Cash flows from financing activities:
Repayment of long-term obligations	(1,966)	(2,302)
Proceeds from issuance of common stock under stock option plans	214	839
Excess tax benefit from exercise of stock options	133	922
Net cash used in financing activities	(1,619)	(541)
Decrease in cash and cash equivalents	(24,622)	(6,859)
Cash and cash equivalents at beginning of period	110,866	45,104
Cash and cash equivalents at end of period	$86,244	$38,245

VCA Antech, Inc.
Supplemental Operating Data
(Unaudited - In thousands)
	As of
Table #1	March 31,	December 31,
Selected consolidated balance sheet data	2008	2007

Debt:
Revolving credit facility	$-	$-
Senior term notes	526,327	527,675
Other debt and capital leases	31,878	32,505
Total debt	$558,205	$560,180

	Three Months Ended
Table #2	March 31,
Selected expense data	2008	2007

Rent expense	$10,208	$8,425

Depreciation and amortization included in direct costs:
Laboratory	$1,632	$1,338
Animal hospital	4,783	3,815
Medical technology	307	293
Intercompany	(123)	(89)
	$6,599	$5,357

Depreciation and amortization included in selling, general and administrative expense	664	574
Total depreciation and amortization	$7,263	$5,931

Share-based compensation included in direct costs:
Laboratory	$173	$183

Share-based compensation included in selling, general and administrative expense:
Laboratory	202	197
Animal hospital	333	324
Medical technology	33	28
Corporate	568	485
	1,136	1,034
Total share-based compensation	$1,309	$1,217

CONTACT:
VCA Antech, Inc.
Tomas Fuller, Chief Financial Officer, (310) 571-6505